Exhibit 99.1

FOR IMMEDIATE RELEASE

Clywedog Therapeutics Announces Final Results from a Phase 1b Study of Balomenib in Type 2 Diabetes Patients, Showing Glycemic Improvement Sustained for Three Months After a Three-Week Course of Treatment

o	Placebo-adjusted mean HbA1c reduction of 0.77% at Week 12 (p<0.01) and 0.70% at Week 16 (p<0.05) — three months after the last dose — following only three weeks of balomenib treatment

o	Statistically significant improvement in oral glucose tolerance at Day 85, eight weeks after the last dose: placebo-adjusted reductions of 203 mmol·min/L in total glucose AUC (p=0.019), 2.03 mmol/L in peak glucose (p=0.013) and 2.46 mmol/L in two-hour glucose (p=0.010) — differences versus placebo of 11%, 11% and 15% — with the two treatment arms superimposable at baseline

o	Placebo-adjusted mean fasting plasma glucose reduction of 1.29 mmol/L (23 mg/dL) at Week 12 (p<0.05)

o	No drug-related serious or severe adverse events, no therapy-related discontinuations during the study

o	Results are consistent with preclinical data in ZDF rats, in which HbA1c was 5.9% in balomenib-treated animals versus 10.9% in vehicle controls 35 days after dosing ceased

o	Phase 2a study evaluating an extended 12- week treatment course expected to initiate in Q4 2026.

Dover, Delaware - September 24, 2026 — Clywedog Therapeutics, Inc., a clinical-stage biopharmaceutical company developing menin inhibitors for the treatment of metabolic disease, today announced positive final results from its Phase 1b study (ZE63-0302-0002) of balomenib, an investigational oral small-molecule menin inhibitor, in adults with type 2 diabetes. The study completed its last patient visit on 11 July 2026.

The randomized, double-blind, placebo-controlled study enrolled 60 adults with type 2 diabetes across three countries, randomized 1:1 to balomenib or placebo for 28 days of treatment ( the first week of which being a pre-dosing titration period) followed by a 12-week off-treatment observation period, with final assessments at Week 16. The primary endpoint was safety and tolerability at Week 4; measures of glycemic control were prespecified as exploratory endpoints. Participants entered with a mean baseline HbA1c of 8.84% (balomenib) and 8.52% (placebo) and were taking up to three background antidiabetic agents, excluding insulin. Subject retention was high, with 28 to 30 participants per arm evaluable at every scheduled timepoint through Week 16.

Balomenib met the primary objective of the study and was generally well tolerated. There were no unexpected drug-related adverse events, no serious adverse events, and no discontinuations attributed to study drug. Across exploratory endpoints, improvement in glycemic control emerged during the four-week dosing period, reached its maximum at Week 12, and remained statistically significant at Week 16 — three months after the final dose of study drug. Other metabolic parameters also improved both during the dosing and post-dosing observation period, including body weight, lipids, triglycerides and indirect measurements of insulin sensitivity and insulin secretion (HOMA IR and HOMA B, respectively). “The central observation is that after only a three-week course of treatment, balomenib produced sustained improvements in glycemic control consistent with a disease-modifying mechanism of action” commented Iain Dukes, M.A. D.Phil., Clywedog Therapeutics. “Inhibition of menin signaling resulted in pluralistic improvements in insulin sensitivity and insulin secretion, effects which should be expected to deepen following longer courses of treatment”.

The clinical findings are directionally consistent with the durability observed preclinically. In Zucker diabetic fatty (ZDF) rats, where balomenib normalized glycemia during dosing and maintained that benefit long after treatment stopped, 35 days after the final dose (Day 93) HbA1c was 5.9% in balomenib-treated animals versus 10.9% in vehicle controls (p<0.001). Animals treated with the SGLT2 inhibitor canagliflozin, which lowered glucose comparably during dosing, returned to an HbA1c of 9.7% over the same off-treatment period. Histologic assessment showed larger and more numerous pancreatic islets and increased insulin-positive pancreatic area in balomenib-treated animals at the end of the off-treatment phase.

Phase 2a Study

Clywedog will initiate a Phase 2a study of balomenib in type 2 diabetes in Q4 2026. The randomized, double-blind, placebo-controlled study is designed to enroll participants and extend the treatment period to 12 weeks while retaining an off-treatment follow-up period, in order to characterize the depth and duration of the effect observed in the Phase 1b study.

About Balomenib

Balomenib (ZE63-0302) is an investigational, orally administered small-molecule inhibitor of menin being developed by Clywedog Therapeutics for the treatment of type 2 and type 1 diabetes. Menin acts as a brake on β-cell turnover and function. The proposed mechanism of balomenib involves time-limited menin-target protein interaction inhibition intended to enable proliferation, preservation and reactivation of functional, insulin-producing β cells, with the goal of durable improvement in glycemic control.

About Clywedog Therapeutics, Inc.

Clywedog Therapeutics is a small-molecule drug discovery company dedicated to developing first- and best-in-class therapies for the management and potential reversal of type 1 and type 2 diabetes. For further details go to https://www.clywedogther.com.

Contact

Iain Dukes, M.A. D.Phil.

dukesi@orbimed.com